EXHIBIT 23.04

CONSENT OF TRIDENT SECURITIES

July 2, 2002

Board of Directors
Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Capital Bank Corporation in the Registration Statement on Form S-4, under the caption “Opinion of Capital Bank Corporation’s Financial Advisor”, and to the inclusion of such opinion letter as Appendix B to the Joint Proxy Statement/Prospectus that is a part of such Registration Statement.

TRIDENT SECURITIES,
A division of McDonald Investments Inc.

By:	/s/ V. MARK BOWLES
V. Mark Bowles Vice President